Exhibit 99.1

GMS Appoints Brad Southern  to the Board of Directors

TUCKER, Ga.— January 23, 2024 -- GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, announced today an increase in the size of the board of directors from nine to ten directors and the appointment of Brad Southern to serve as an independent director for GMS, effective January 19, 2024. Mr. Southern will serve on the board’s Human Capital Management and Compensation Committee and the Nominating and Corporate Governance Committee. In addition, GMS announced that Peter Browning will not stand for reelection to the GMS board at the 2024 Annual Meeting of Stockholders.

Since 2017, Mr. Southern has held the position of Chief Executive Officer and member of the Board at Louisiana-Pacific Corporation (“LP”), a well-respected manufacturer of engineered wood products and other building materials. After first joining LP in 1999, Mr. Southern has served as Chief Operating Officer, Executive Vice President and General Manager for OSB Products, Senior Vice President and General Manager for the company’s siding and moldings product lines and multiple positions in LP’s Specialty Operations division during his tenure. Prior to joining LP, Mr. Southern held various financial and leadership positions at MacMillan Bloedel. Mr. Southern currently serves as LP’s Chairman of the board of directors. He also serves on the boards of directors for The Forest Products Association of Canada and for the Nashville Branch of the Federal Reserve Bank of Atlanta. He previously served on the boards of directors of Astec Industries (2018 – 2024), Keller Group (2004 – 2017), Saltco Land and Timber Company (2005 – 2007), and the Land Trust for Tennessee (2007 – 2016). Mr. Southern received a Masters of Forest Resources and a Bachelor of Science in Forest Resources, both from the University of Georgia.

“I’d like to welcome Brad to the board of directors for GMS, Inc.,” said John J. Gavin, GMS’s non-executive Chair. “We are pleased to add an individual with such a wealth of building materials industry experience and extensive financial expertise. We are confident he will be a valuable addition to the GMS board and look forward to benefiting from his insights and perspectives alongside our other directors. I also want to thank Peter for his many years of dedicated service to GMS and the leadership he's provided and will continue to provide in the boardroom until his retirement later this year.”

About GMS

Founded in 1971, GMS operates a network of over 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates more than 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

For more information about GMS, please visit www.gms.com.

Contact

Carey Phelps

Vice President, Investor Relations

Phone: 770-723-3369

Email: ir@gms.com